Exhibit 99.1

Signing Day Sports Achieves 334% Year-Over-Year Revenue Growth for First Quarter of 2024

Paid Monthly Subscriptions Increase by More Than 200% Year-Over-Year for Q1 2024

Conversion Rate from Free Trials to Paid Subscriptions at More than 40%

SCOTTSDALE, Ariz., May 16, 2024 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today provided a business update and reported financial results for the three months ended March 31, 2024.

Daniel D. Nelson, Chief Executive Officer and Chairman of Signing Day Sports, remarked, “We are thrilled to announce a 334% year-over-year revenue increase for the first quarter of 2024 compared to the first quarter of 2023. Since going public in late 2023, the Company has been intensely focused on expanding the Signing Day Sports app and attracting more student-athletes to our platform. In Q1 2024, we took strategic steps to position the Company for long-term success. We brought application development in-house and hired an in-house engineer to further develop the application. Moreover, while expenses trended higher in the first quarter of 2024 compared to the same quarter in 2023, some of these were one-time costs including expenses associated with the app’s expansion. The Company is continuously reviewing its business operations to identify opportunities to further reduce expenses, which may positively impact our bottom line as we continue to grow. We believe that we have developed an SaaS business model that resonates with our audience,” stated Mr. Nelson.

Jeff Hecklinski, President of Signing Day Sports, stated, “Beyond our emphasis on developing the application, we are dedicated to expanding our user base. We have increased our paid monthly subscribers by over 200% in the first quarter of 2024 compared to the same period in 2023. We see this as just the start and anticipate further subscriber growth with the introduction of new sports support to our platform in the second quarter of 2024.”

“Moreover, the success of our annual U.S. Army Combine events has resulted in a greater number of student-athletes receiving free one-month trial subscriptions to the app. Our conversion rate from these free trials to paid subscriptions stands at more than 40%. With plans to expand the application to more sports, we aim to further support and guide student-athletes in their recruiting journey. The future of the Signing Day Sports App and the Company is extremely promising, and we are excited as we continue to progress into 2024 and beyond,” concluded Mr. Hecklinski.

Financial results for the three months ended March 31, 2024

●	Revenue totaled approximately $235,000 for the quarter ended March 31, 2024, an increase of 334%, compared to approximately $54,000 for the three months ended March 31, 2023.

●	Cost of revenues sold totaled approximately $69,000 for the three months ended March 31, 2024, compared to approximately $16,000 for the three months ended March 31, 2023.

●	Advertising and marketing and general and administrative expenses were approximately $2.1 million for the three months ended March 31, 2024, compared to approximately $727,000 for the three months ended March 31, 2023.

●	Net loss was approximately $2.5 million, or ($0.16) per share, for the three months ended March 31, 2024, compared to a net loss of approximately $865,000, or ($0.12) per share, for the three months ended March 31, 2023.

The complete financial results for the three months ended March 31, 2024, are available in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission and is available at: www.sec.gov.

Signing Day Sports

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://ir.signingdaysports.com/overview/default.aspx.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, including without limitation, the Company’s ability to obtain additional funding to develop additional services and offerings, market acceptance of the Company’s current services and planned offerings, competition from existing online and retail offerings or new offerings that may emerge, impacts from strategic changes to our business on our net sales, revenues, income from continuing operations, or other results of operations, the Company’s ability to attract new users and customers, increase the rate of subscription renewals, and slow the rate of user attrition, the Company’s ability and third parties’ abilities to protect intellectual property rights, the Company’s ability to adequately support future growth, the Company’s ability to comply with user data privacy laws and other current or anticipated legal requirements, and the Company’s ability to attract and retain key personnel to manage its business effectively. These and other risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. These risks and uncertainties are, in some cases, beyond our control and could materially affect results. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com